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                                                                   EXHIBIT 10.15


                         AGREEMENT OF PURCHASE AND SALE



              THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is entered into as of June 11, 1998, by and between Network Appliance, Inc., a Delaware Corporation ("Buyer"), and 495 Java Drive Associates, L.P., a California Limited Partnership ("Seller") and constitutes (i) a contract of purchase and sale between the parties and (ii) escrow instructions to Escrow Agent (as hereinafter defined).

         THE PARTIES ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

         A. Seller owns and desires to sell to Buyer real property comprised of approximately 5.86 acres, located at 495 Java Drive, Sunnyvale, California, as more particularly described on EXHIBIT A attached hereto ("Land") and the Improvements (defined below) being constructed by Seller, together with Seller's interest in (i) all rights, privileges, easements and right-of-ways appurtenant thereto, (ii) all warranties in connection with the Improvements, (iii) to the extent assignable, all entitlements, permits and other intangible property used in connection therewith, and (iv) to the extent assignable, all contract rights, related to the ownership, use and operation thereof (collectively, including such Land and Improvements, the "Property"), and Buyer desires to purchase the Property from Seller, on all of the terms, covenants and conditions provided herein.

         B. For purposes of this Agreement, the following terms shall have the meanings given below:

                      1. "Execution Date" shall mean the date set forth at the beginning hereof.

                      2. "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in the state of California are authorized to be closed for business.

                      3. "Close of Escrow" shall mean the consummation of the purchase of the Property by Buyer or Buyer's assignee from Seller and the recordation of Seller's Grant Deed in accordance with the terms and provisions of this Agreement.

                      4. "Closing Date" shall mean a date which is the earlier of (i) twenty (20) business days following the date the Improvements are substantially completed in accordance with the Work Letter or (ii) a date selected by Buyer, but not before January 1, 1999, with written notice thereof to Seller at least thirty (30) days in advance. Seller shall provide Buyer with at least thirty (30) days written notice of the date Seller expects to substantially complete the Improvements and written notice of the date such Improvements are substantially complete.

                      5. "Escrow Agent" shall mean First American Title Insurance Company, 1636 North First Street, San Jose, California 95112.


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                      6. "Title Company" shall mean First American Title
Insurance Company, 1636 North First Street, San Jose, California 95112.

                      7. "Improvements" shall mean a four story building consisting of approximately One Hundred Twenty-Six Thousand Seven Hundred Sixty (126,760) square feet referred to in the Work Letter.

                      8. "Work Letter" shall mean that certain Work Letter attached hereto as EXHIBIT B. Capitalized terms used herein and defined in the Work Letter shall have the meaning given in the Work Letter.

                      9. "Lot Line Adjustment" shall mean adjustment of the property line between the Property and the adjoining property at 475 Java Drive in order to accommodate a common driveway as shown on Seller's Plans (as defined in the Work Letter).

                      10. "CC&R's" shall mean covenants, conditions and restrictions for the purpose for operating the Property and the adjoining property at 475 Java Drive in a manner that allows a common driveway substantially in conformance with the Declaration Of Covenants, Conditions And Restrictions And Cross-Access Parking Agreement For 500 East Middlefield Road and 401 Ellis Street, Mountain View, California dated December 12, 1997 and recorded as Document No. 13979683 of the Santa Clara County, California records, with appropriate revisions to adapt such document to the Property.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements of the parties as herein set forth, the parties hereto agree as follows:

                  1. Purchase. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on all of the terms, covenants and conditions provided herein.



                  2. Deposit.

                      (a) Deposit. Within seven (7) Business Days following the Execution Date, Buyer shall deposit with Escrow Agent the sum of Five Million Dollars ($5,000,000.00) in cash ("Deposit") as a deposit on account of the Purchase Price (as defined in Section 4). The Deposit shall be nonrefundable, except as provided in Section 3(b) below.

                      (b) Interest Bearing Account. Escrow Agent shall deposit the Deposit in an interest bearing account, pursuant to investment instructions from Buyer. All interest earned on the Deposit shall be for the account of Buyer.

                  3. Liquidated Damages/Default.

                      (a) Buyer's Default. IN THE EVENT THAT THE SALE OF THE PROPERTY DOES NOT CLOSE AS A CONSEQUENCE OF A DEFAULT BY BUYER, AND IF SELLER IS NOT IN DEFAULT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND HAS PERFORMED ALL OBLIGATIONS OF SELLER TO BE


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PERFORMED HEREUNDER AS OF THE TIME OF BUYER'S DEFAULT, SELLER SHALL BE ENTITLED
EITHER TO (i) RETAIN THE AMOUNT OF THE DEPOSIT AS LIQUIDATED DAMAGES, OR (ii) SPECIFIC PERFORMANCE OF BUYER'S OBLIGATION TO PURCHASE THE PROPERTY; PROVIDED, HOWEVER, IN THE EVENT SELLER ELECTS TO SEEK SPECIFIC PERFORMANCE AND IS UNSUCCESSFUL IN OBTAINING SPECIFIC PERFORMANCE SELLER SHALL BE ENTITLED TO RETAIN THE AMOUNT OF THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLER'S ACTUAL DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE IF BUYER DEFAULTS, AND THE AMOUNT OF THE DEPOSIT (AND ACCRUED INTEREST THEREON) IS THE BEST ESTIMATE OF THE AMOUNT OF DAMAGES SELLER WOULD SUFFER. THE PARTIES ACKNOWLEDGE THAT THE SUM REPRESENTED BY BUYER'S DEPOSIT (AND INTEREST ACCRUED THEREON) CONSTITUTES A REASONABLE ESTIMATE OF SELLER'S DAMAGES UNDER THE PROVISIONS OF SECTION 1671 OF THE CALIFORNIA CIVIL CODE.

                      (b) Seller's Default. IF SELLER REFUSES OR FAILS TO CONVEY THE PROPERTY PURSUANT TO THIS AGREEMENT FOR ANY REASON EXCEPT A DEFAULT BY BUYER HEREUNDER, BUYER, AS ITS SOLE AND EXCLUSIVE REMEDY (EXCEPT AS PROVIDED IN
SECTION 6(f) BELOW), SHALL BE ENTITLED EITHER TO (i) TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT AND IF APPLICABLE THE LIQUIDATED DAMAGES COMPUTED PURSUANT TO SECTION 6(e) BELOW, OR (ii) SPECIFIC PERFORMANCE OF SELLER'S OBLIGATION TO CONVEY THE PROPERTY, PROVIDED THAT NO SUCH ACTION FOR SPECIFIC PERFORMANCE SHALL SEEK TO REQUIRE SELLER TO DO ANY OF THE FOLLOWING: (A) CHANGE THE CONDITION OF THE PROPERTY OR RESTORE THE SAME AFTER ANY CASUALTY (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 12), OR (B) EXPEND MONEY OR POST A BOND TO REMOVE A TITLE ENCUMBRANCE OR DEFECT (EXCEPT LINES OR ENCUMBRANCES CREATED BY SELLER) OR CORRECT ANY MATTER SHOWN ON A SURVEY OF THE PROPERTY. IN THE EVENT BUYER SEEKS SPECIFIC PERFORMANCE AND IS UNSUCCESSFUL IN OBTAINING SPECIFIC PERFORMANCE, BUYER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT. BUYER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT IF BUYER FAILS TO DELIVER TO SELLER WRITTEN NOTICE OF ITS INTENT TO ASSERT A CAUSE OF ACTION FOR SPECIFIC PERFORMANCE WITHIN THIRTY (30) DAYS FOLLOWING THE SCHEDULED CLOSING DATE OR, HAVING GIVEN SUCH NOTICE, FAILS TO FILE A LAWSUIT ASSERTING SUCH CAUSE OF ACTION IN THE PROPER COURT WITHIN SIXTY (60) DAYS FOLLOWING THE SCHEDULED CLOSING DATE. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION AND THIS LIMITATION OF REMEDIES PROVISION BY THEIR EXECUTION BELOW:

         BUYER:   NETWORK APPLIANCE, INC.
                  a Delaware Corporation

                  By: /s/ CHRIS CARLTON
                     --------------------


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                  Its: Vice President
                      -----------------------

                  By:
                     ------------------------

                  Its:
                      -----------------------


         SELLER:  495 Java Drive Associates, L.P.
                  a California Limited Partnership

                  By       M-D Venture, Inc.,
                           a California Corporation,
                           its general partner

                           By: /s/ STEVE DOSTART
                              ------------------------------
                              Steve Dostart, Vice President

                      (c) Cure Period for Default. Prior to termination of this Agreement by either party for default, the party alleging default shall give the defaulting party written notice thereof, and the defaulting party shall have ten
(10) days from receipt of such notice to cure such default.

                  4. Purchase Price. Buyer shall pay Seller a purchase price ("Purchase Price") for the Property of Thirty-Three Million Seven Hundred Fifty Thousand Dollars ($33,750,000.00), payable at the Close of Escrow, as follows:

                      (a) Application of the Deposit; and

                      (b) Paying the remainder in cash ("Cash Payment").

The Purchase Price shall be subject to adjustment pursuant to Section 6 below.

                  5. Conditions Precedent. At or before Close of Escrow the following conditions precedent ("Conditions Precedent") shall be either satisfied or waived by Buyer as a condition to Buyer's obligation to proceed with the purchase of the Property:

                      (a) Title. The term "Conditions of Title" shall refer to those exceptions to title (including, without limitation, Title Company's standard printed exceptions to title with respect to an ALTA Owner's Extended Form policy of title insurance (an "ALTA Policy") listed on EXHIBIT C incorporated herein by reference, the lien for real property taxes not delinquent, any current assessments (subject to Seller's obligation to pay delinquent assessments or credit same to the Purchase Price at closing), the effect of the Lot Line Adjustment and the CC&R's and any other encumbrances or matters of title caused or approved in writing by Buyer. On the Closing Date, Title Company shall be unconditionally committed to issue (a) an American Land Title Association ("ALTA") Extended Title Policy Form B (1970) for the Property ("ALTA Title Policy"), with a liability limit in the amount of the Purchase Price and insuring fee title vested in Buyer, and (b) endorsements to the ALTA Title Policy (i) to provide Buyer with assurance that the Property is the same as shown on the Survey, (ii) to


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provide Buyer with assurance that the Property is contiguous with the property known as 475 Java Drive, and (iii) such other endorsements as Buyer may reasonably request, including without limitation zoning, tax parcel, access, and owner's comprehensive (ALTA 100, modified for owner, or equivalent) endorsements (collectively, the "Endorsements"); provided, however, the availability of such Endorsements shall not be a Condition Precedent to Buyer's obligation hereunder. Buyer shall take title to the Property subject to the Conditions of Title.

                      (b) Survey. Buyer has approved a certified ALTA survey of the Property prepared by Kier & Wright dated April 15, 1998 ("Survey"). Any revisions (including certification to Buyer) to the ALTA survey previously provided to Buyer by Seller which are requested by Buyer shall be at Buyer's sole cost and expense. At Close of Escrow Seller shall deliver to Buyer the Survey.

                      (c) Property Documents. Buyer has reviewed and approved all of the reports listed on EXHIBIT D attached hereto and incorporation herein ("Property Documents"). As of the Close of Escrow there shall have been no material adverse change in the physical condition of the Property as described in the Property Documents which would materially, adversely affect Buyer's use and occupancy of the Property and Seller shall deliver to Buyer its certificate representing and warranting that (except as described in such certificate) (i) there has been no such material adverse change in such physical condition between the Execution Date and the Close of Escrow, (ii) all Improvements completed by Seller prior to the Closing Date have been built in accordance with the Seller Plans and in compliance with all applicable laws and the CC&Rs, (iii) all asbestos containing building materials contained in the improvements located on the Land as of the date the Land was acquired by the Seller have been removed and transported to a suitable disposal site, in compliance with law and any contracts concerning the removal, transportation, or disposal of asbestos located at or on the Land had been fully performed as of the Closing Date and
(iv) there are no agreements which would be binding upon the Property or the Buyer following Close of Escrow except as expressly contemplated by this Agreement. ("Seller's Closing Certificate").

                      (d) Completion of Improvements. Seller shall have substantially completed the Improvements in accordance with the Work Letter.

                      (e) Seller's Performance. Seller shall have performed all of its obligations under this Agreement.

                  6. Completion of Improvements.

                      (a) Completion of Improvements. Seller shall be obligated to complete the Improvements in accordance with the Work Letter.

                      (b) Milestones. The parties have set forth certain events which must occur prior to or during construction of the Improvements (each, a "Milestone"), which must be accomplished by Seller on or before certain prescribed dates or Buyer shall have the right to terminate this Agreement and pursue certain remedies described in Section 6(e) below. The Milestones to which Buyer and Seller have agreed are as follows:


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                  (1) Construction of the foundation for the building (included within the Improvements) shall have commenced no later than June 10, 1998; and

                  (2) The Improvements shall have been substantially completed (as defined in the Work Letter) in accordance with Seller's Plans, except for landscaping, on or before June 17, 1999.

The Milestone dates set forth above shall be extended as follows: (A) One day for each day of delay caused by Buyer Delays (as defined in the Work Letter),
(B) One day for each day of Force Majeure Events (as defined in the Work Letter), however, the maximum number of days that any such Milestone can be extended for such Force Majeure Delays shall be limited to a total of sixty (60) days except that no such limit shall apply in the event Seller's Plans are changed in response to a request by Buyer under circumstances where Seller has informed Buyer in writing that Seller believes such change is material and would not be acceptable to Seller if Seller were building the Improvements on a speculative basis rather than for Buyer, and (C)

         By the amount of time required to complete any arbitration process resulting from disputes between Seller and Buyer arising prior to the Milestone, to the extent the arbitration process (and the issue being arbitrated) actually causes a delay in achieving such Milestones. The aggregate extension of the Milestone dates provided for herein shall be referred to as the "Milestone Extension Period". The parties acknowledge that Seller has satisfied the Milestone set forth in clause (i) above.

                      (c) Changes requested by Buyer. Buyer has reviewed and approved the Seller Plans (as defined in the Work Letter) for construction of the Improvements. Buyer shall have the right to submit written requests for changes to the existing plans for the Improvements which changes shall be subject to Seller's written consent. Seller shall not unreasonably withhold it's consent to such changes so long as (i) such changes do not extend the time period for substantial completion of the Improvements by more than ninety (90) days as reasonably determined by Seller (Buyer acknowledges that the date contemplated for substantial completion of the Improvements as of the date hereof without giving effect to any Milestone Extension Period or any requests by Buyer hereunder is March 17, 1999), and (ii) Buyer approves in writing Seller's estimated adjustment to the Purchase Price caused by such changes.

                      (d) Adjustment to Purchase Price.

                           (1) If any changes requested by Buyer and approved by
Seller pursuant to this Section 6 increase or decrease the cost of constructing the Improvements the Purchase Price shall be adjusted accordingly. Such costs shall include but not be limited to Seller's carrying costs (including real property taxes, cost of financing on all costs associated with the Property at a rate of Comerica Bank's Prime Rate plus 1%, etc.) and hard and soft costs; provided, however, such costs shall not include any mark-up charged by Seller.

                           (2) In the event that the Close of Escrow occurs
prior to completion of the Improvements, Seller shall be obligated to complete the Improvements following Close of Escrow. In such event the Purchase Price shall be reduced by the Interest Savings. The "Interest Savings" shall mean the amount of interest that Seller would have paid to Comerica Bank between the Closing Date and the date estimated (as of the closing date) for


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substantial completion of the Improvements based upon the loan balance as of the
Closing Date and Seller's best available interest rate pursuant to its loan from Comerica Bank. Buyer and Seller shall execute such additional documents and instruments as may be necessary to accomplish the purposes of this sub-paragraph, including but limited to, an agreement allowing Seller access to the Property for the purposes of completion of the Improvements, appropriate requirements for insurance to be carried by Buyer as owner of the Property, etc.

                      (e) Right to Terminate. If any Milestone set forth in
Section 6(b) is not achieved by Seller, Buyer shall have the right to terminate this Agreement by written notice to Seller at any time within ten (10) business days after Seller's failure to achieve the particular Milestone; provided, however, if the conditions described in Section 6(f) are met Buyer shall have the right to elect the remedies described in Section 6(f). If Buyer exercises its termination right, Buyer shall be entitled to the remedies provided in this
Section 6(e), which shall be Buyer's sole and exclusive remedies with respect to Seller's failure to achieve any Milestone. If Buyer exercises a termination right pursuant to this Section 6(e) and Seller believes that the Milestone was achieved by the appropriate date (as extended by the Milestone Extension Period), the parties agree to submit the dispute concerning Seller's failure to achieve that particular Milestone, and Buyer's resulting right to terminate the Lease, to binding arbitration pursuant to the provisions of Section 16. Notwithstanding any other provision of this Agreement or the Work Letter, if Seller fails to achieve any Milestone Buyer's sole and exclusive remedies shall be to either (i) elect to proceed under Section 6(f) if the conditions set forth therein have occurred, or (ii) terminate this Agreement and receive the Deposit and damages from Seller (which shall be paid within thirty (30) days of the date of Buyer's notice of termination, or, if the parties resort to arbitration pursuant to the provision set forth above, then within thirty (30) days of Buyer's prevailing on said termination in arbitration) in the following amounts (all clauses referenced are in Paragraph 6(b)): $250,000, as liquidated damages for failure of Seller to achieve the Milestone described in clause (1); and $500,000, as liquidated damages for failure of Seller to achieve the Milestone described in clause (2). Seller and Buyer acknowledge and agree that if Seller fails to achieve the Milestone described in clause (1) or (2) and Buyer elects to terminate this Agreement pursuant to this paragraph as a result thereof, the damages which Buyer will suffer are difficult, if not impossible to calculate, and that the above-described liquidated damages are a fair and reasonable estimate of the damages that Buyer would suffer with respect to a failure to achieve the Milestone described in clause (1) or (2).

                      (f) Buyer's Self Help Remedy. Notwithstanding the above, in the event that all of the following are true: (i) Seller has failed to achieve a Milestone set forth in Section 6(b), and (ii) Buyer is not in a continuing default under this Agreement, then Buyer shall have the right to substantially complete the Improvements and offset its actual out of pocket costs and expenses incurred in connection therewith against the Purchase Price.

         7. No Incumbrance or Transfer. Except as provided herein, Seller shall not incumber, lease, transfer, assign or sell all or any portion, or interest in, the Property, or enter into any agreement or contract effecting or relating to the Property without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion. Seller shall be entitled to encumber the Property for the purpose of securing one or more construction loans. Seller may also implement the Lot Line Adjustment, record the CC&R's and execute such other contracts (but not contracts or encumbrances that will be binding upon Buyer or the Property after the


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Close of Escrow) as may be necessary or advisable in connection with performing its obligations hereunder including completion of the Improvements.

                  8. Escrow.

         (a) Escrow. Within two (2) Business Days of the Execution Date, Seller shall establish an escrow ("Escrow") with the Escrow Agent for the close of this transaction. An executed copy of this Agreement shall be deposited with the Escrow Agent by Buyer and this Agreement, together with Seller's Additional Escrow Instructions (as hereinafter defined), if any, and Buyer's Additional Escrow Instructions (as hereinafter defined), if any, shall constitute Escrow Agent's escrow instructions for closing Escrow. Escrow shall close ("Close of Escrow") on or before the Closing Date.

         (b) Seller. On or prior to the Closing Date Seller shall deposit the following into Escrow:

                      (i) Grant Deed. A duly executed and acknowledged Grant Deed in usual form setting forth all exceptions to title created or suffered by Seller which are not to be removed at or prior to Closing;

                      (ii) Non-Foreign Person Certificates. Duly executed non-foreign person certificates ("Non-Foreign Person Certificates") in usual form sufficient to relieve Buyer of any withholding requirements pursuant to the provisions of Section 1445 of the Internal Revenue Code of 1986 as amended (the "Code") and Section 18805 of the California Revenue and Taxation Code and a California Form 590-RE certifying that Seller has a permanent place of business or is qualified to do business in the State of California;

                      (iii) Assignment of Intangible Property. An assignment, in a form reasonably approved by Buyer and Seller, of all Seller's rights, title, and interest to any and all plans, permits, approvals, entitlements and other intangible property relating to the Property (the "Assignment of Intangibles");

                      (iv) Assignment of Warranties. An assignment by Seller, in a form reasonably approved by Buyer and Seller, of all Seller's rights, title and interest under the Warranties (the "Assignment of Warranties");

                      (v) Closing Certificate. Seller's Closing Certificate, in a form reasonably approved by Buyer and Seller; and

                      (vi) Additional Escrow Instructions and Documents. Such additional escrow instructions ("Seller's Additional Escrow Instructions") and documents as Escrow Agent may reasonably require of Seller to close the sale of the Property in accordance with this Agreement, which instructions shall not be inconsistent with the terms of this Agreement.

         (c) Buyer. On or prior to the Closing Date Buyer shall deposit the following into Escrow:


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                      (i) Cash Payment. The Cash Payment;

                      (ii) Additional Cash. Additional cash in the amount necessary to pay Buyer's share of closing costs and prorations, as hereinafter set forth;

                      (iii) Release and Assumption. The Release and Assumption provided for in Section 11(g); and

                      (iv) Additional Escrow Instructions and Documents. Such additional escrow instructions ("Buyer's Additional Escrow Instructions") and documents as Escrow Agent may reasonably require of Buyer to close the sale of the Property in accordance with this Agreement.

                  9. Close of Escrow.

         (a) Time. When the Escrow Holder has confirmed that Title Company is in a position to issue an ALTA Extended Policy (Form B-1970) insuring title to the Property as being vested in Buyer in accordance with Section 5(a) and all documents and funds required hereby have been deposited with Escrow Agent, Escrow Agent shall cause Close of Escrow to occur as provided below.

         (b) Procedure. Escrow Agent shall close Escrow as follows:

                      (i) Record the following documents in the order set forth below:

                                    (1) The Grant Deed.

                      (ii) Deliver to Seller the following:

                                    (1) The Cash Payment and the Deposit;

                                    (2) The Release and Assumption; and

                                    (3) A conformed copy of the Grant Deed.

                      (iii) Deliver to Buyer the following:

                                    (1) An ALTA Policy in accordance with
Section 5(a);

                                    (2) The Non-Foreign Person Certificates; and

                                    (3) Conformed copies of the Grant Deed,
Assignment of Warranties, Seller's Closing Certificates and Assignment of Intangibles, and the originals of such documents following their recordation.

         (c) Closing Costs and Prorations.


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                      (i) Closing Costs. Seller shall pay the cost for a basic
CLTA owner's policy; Buyer shall pay all additional costs for the Title Policy and all Endorsements. Seller shall pay county transfer taxes and one-half of the escrow fees applicable to the sale. Buyer shall pay one-half of the escrow fees and all recording fees attributable to the conveyance documents, and Seller shall pay recording fees attributable to the release of any liens on the Property. All other costs and charges of the escrow for the sale shall be paid in accordance with custom.

                      (ii) Prorations. Real estate taxes and all other expenses normal to the operation and maintenance of the Property, shall be prorated as of 12:01 a.m. on the Closing Date.

                      (iii) Escrow Cancellation Costs. Notwithstanding the provisions of subsection (i) above, if Escrow fails to close due to Seller's default, Seller shall pay all Escrow cancellation charges. If Escrow fails to close due to Buyer's default, Buyer shall pay all Escrow cancellation charges. If Escrow fails to close for any reason other than the foregoing, Buyer and Seller shall each pay one-half (1/2) of any Escrow cancellation charges. "Escrow cancellation charges" means all fees, charges, and expenses incurred by Escrow Agent, including all expenses incurred in connection with issuance of the Preliminary Report and other title matters.

         10. Brokers. Each of Buyer and Seller represents to the other party that, other than Cornish & Carey representing Buyer and CPS, representing Seller ("Brokers"), such party has not engaged any broker or finder in connection with any of the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, resulting from any claim against Seller for any fee or commission by any broker or finder claiming by or through Buyer, other than the Brokers. Seller shall indemnify, defend and hold Buyer harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, resulting from any claim for a fee or commission by any broker or finder claiming by or through Seller. Seller shall be responsible for the payment of any fees or commissions payable to the Brokers in connection with the transaction contemplated by this Agreement in accordance with Seller's written agreements with such brokers. The covenants contained herein shall survive the Close of Escrow.

         11. Seller's Representations, Warranties and Covenants.

         (a) Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer which representations and warranties shall survive the Close of Escrow for a period of twelve (12) months (at which time these representations and warranties shall expire):

                      (i) Litigation; Government Action. Except as disclosed to Buyer in writing, there is no claim, litigation, notice that the Property is in violation of law, or governmental investigation presently pending with respect to which Seller has been served with process or other notice thereof or, to the best of Seller's knowledge, otherwise pending or threatened, against or relating to the Property.

                      (ii) Condemnation. There is presently no pending condemnation of the Property or any part thereof with respect to which Seller has been served with process or other notice thereof nor, to the best of Seller's knowledge, is any such condemnation otherwise pending or contemplated.

                      (iii) Leases. There are no leases or other occupancy agreements relating to the Property.

                      (iv) Hazardous Materials.

                                    (1) For purposes hereof, "Hazardous
Materials" shall mean any and all asbestos, radioactive material, hazardous waste, toxic substance or related material, including but not limited to those materials and substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" in any California or federal law or regulation.

                                    (2) Seller has not released or discharged,
or caused to be released or discharged, upon the Property any Hazardous Materials, and to the best of Seller's knowledge, except as disclosed in the Property Documents, there are no Hazardous Materials present on, in, or under the Property.

                                    (3) To the best of Seller's knowledge, the
Property Documents are all of the documents and reports in Seller's possession pertaining to Hazardous Materials on or at the Property.

                      (v) Property Documents. There are no other documents or reports in Seller's possession or under Seller's control other than the Property Documents, describing the condition of the Property concerning the presence of Hazardous Materials, the geotechnical condition of the soils or other like physical condition of the Property as of the Execution Date; provided, however, the improvements demolished and removed by Seller contained asbestos. Seller acknowledges and agrees that the demolition and removal of the existing improvements including the asbestos containing materials therein and all costs in connection therewith is the sole responsibility of Seller.

         (b) Organization and Authority. Seller is a California limited partnership validly existing and in good standing under the laws of California. Seller and has full power to enter into this Agreement and is duly qualified to transact business in California. The execution, delivery, and performance of this Agreement have been duly authorized and approved by all requisite action and the consummation of the transactions contemplated hereby will be duly authorized and approved by all requisite action of Seller and no other authorizations or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Seller enter into or to comply with the terms of this Agreement.

         (c) Binding Effect of Documents. This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller. Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement, or instrument to which Seller is a party or by which it is bound.

         (d) "Best Knowledge" Definition. For purposes of this Section 11, the term "to the best of Seller's knowledge" shall mean the current actual knowledge of John Mozart and Steve Dostart after usual inquiry in connection with the operation of the Property. Seller represents that John Mozart and Steve Dostart are the representatives of Seller with supervisory responsibilities concerning the Property who would, in the ordinary course of their responsibilities, receive notice from persons or entities of any of the matters described in the representations and warranties in this Section 11.

         (e) "As-Is" Condition; Release and Assumption. If Seller breaches any representation, warranty, or covenant hereunder prior to Closing and Buyer closes escrow with knowledge thereof, Buyer shall be deemed to waive such breach. Except as expressly provided in this Agreement and in Seller's Closing Certificate, Seller makes no representations or warranties of any kind, express or implied, written or oral, as to the physical condition of the Property; the uses of the Property or any limitations thereon, including, without limitation, zoning, environmental or other laws, regulations or governmental requirements; the utilities or other physical equipment and fixtures on the Property, the costs of operating the Property or any other aspect of the economic operations on the Property; the possibility of future assessments of charges being levied against the Property or imposed as a condition to development or construction; or the condition of the soils or groundwater of the Property. Except as provided herein, Buyer specifically acknowledges that it is acquiring the Property in an "as-is" condition (as such term is most broadly construed), in reliance upon its own inspection and investigation of the Property. Except as expressly provided herein, Seller makes no representation or warranties with respect to the condition of title to the Property, and Buyer agrees that it will rely solely on its policy of title insurance. At closing, and as a condition to Seller's obligations hereunder, Buyer shall, pursuant to a form of Release and Assumption ("Release and Assumption") prepared by Seller and delivered to Buyer for approval by Buyer within ten (10) days after the Execution Date, (1) release Seller from any and all claims, liability or causes of action (except for the express representations and warranties herein and in Seller's Closing Certificate to the extent the same survive closing) in connection with the Property and (2) assume all of Seller's obligations under any and all laws and regulations pertaining to the Property (except (i) those occurring prior to the Close of Escrow, or (ii) for Seller's obligations in connection with completion of the Improvements, if the Improvements are not completed as of the Closing
Date).

         12. Loss by Fire or Other Casualty; Condemnation.

                      (a) Condemnation and General Casualty. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to or destruction of any improvements or condemnation of any portion of the Property. In the event of a casualty Buyer may elect to purchase the Property pursuant to the terms of this sub-paragraph (a) or to require Seller to repair and complete the Improvements pursuant to sub-paragraph (c). Such election shall be made by written notice given within thirty (30) days following the casualty. If Buyer elects to proceed pursuant to this sub-paragraph (a), the Purchase Price shall be credited by the amount of any insurance proceeds or condemnation awards (excluding proceeds or awards payable in respect of carrying costs or other costs born by Seller and not subject to adjustment of the Purchase Price as provided herein) collected by Seller as a result of any such damage or destruction or condemnation less any monies actually expended by Seller to repair any damage, plus any deductible amounts attributable to such damage or destruction, or such proceeds shall be assigned to Buyer if not then collected.

                      (b) Seller Cooperation. If Seller assigns the proceeds of any insurance policy to Buyer pursuant to Section 12(a), Seller shall cooperate with Buyer in presenting and prosecuting the claim with Seller's insurance carriers, shall follow Buyer's instructions with respect thereto (except to the extent Seller is advised by counsel that following a particular instruction would expose Seller to liability, or to the extent Seller would incur additional cost to follow such instruction which is not paid by Buyer), and will not settle any such claim without Buyer's written approval.

                      (c) Insurance. Seller shall purchase and keep in force a policy or policies of fire and property damage insurance (including coverage for flood and earthquake, if available) covering loss or damage to the Property (including the improvements) in the amount of the full replacement value thereof including comprehensive builder's risk/course of construction insurance. In the event of a casualty and election by Buyer (pursuant to sub-paragraph (a) above) to require Seller to repair and complete the Improvements, Seller shall be obligated to repair and complete the Improvements pursuant to the terms and conditions hereof subject to extension of all of the dates for performance and the closing date for the delay caused by the casualty. In such event there shall be no adjustment to the Purchase Price for increase costs sustained by Seller (whether or not such costs are covered by insurance) in connection with or caused by the casualty. Notwithstanding anything to the contrary herein, in the event of a casualty under circumstances where the cost of completion of the Improvements exceeds the Available Funds by an amount in excess of $1,000,000, Seller may terminate this agreement unless Buyer elects to pay such excess. The term "Available Funds" shall mean the sum of (i) insurance proceeds, (ii) deductibles in respect of the casualty loss and (iii) the amount of the cost of the Improvements which Buyer had not yet disbursed (and for which Buyer had not incurred liability) as of the date of the casualty.

         13. Successors and Assigns. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Buyer may assign it's rights under this Agreement to a financing entity in connection with a synthetic lease transaction without the need for Seller's prior written consent but no such assignment shall relieve the assignor from primary liability for its obligations hereunder. Prior to the acquisition of the Property, Buyer intends to assign Buyer's interest under this Agreement to an entity (the "Lessor"), who will then lease all of the acquired portions of the property to Buyer, as tenant ("Tenant"), pursuant to a synthetic lease ("Lease") to be executed by Lessor and Tenant, pursuant to which Tenant shall have the right to construct certain improvements thereon, pursuant to plans and specifications approved by Lessor and Tenant. The parties acknowledge that (a) Tenant is intended to be the ultimate occupant and user of the Real Property, and (b) the improvements to be constructed thereon are being designed for Tenant's benefit and to Tenant's specifications. Therefore, the parties acknowledge that Tenant is an intended third party beneficiary of all of Seller's covenant, representations, warranties and obligations under this Agreement.

         14. Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements, and understandings, both oral and written. No provisions of this Agreement may be amended or modified in any manner except by an agreement in writing duly executed by the parties hereto.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents which are entered into and performed entirely within California.

         16. Attorneys' Fees; Arbitration.

                      (a) Attorneys' Fees. In the event of any litigation or arbitration regarding the rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages, injunctive or other relief, reasonable attorneys' fees expert witness fees, and court costs.

                      (b) Arbitration of Disputes. ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION FOR THE ARBITRATION OF COMMERCIAL DISPUTES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE PREVAILING PARTY IN SUCH ARBITRATION SHALL BE ENTITLED TO ATTORNEYS' FEES AND COSTS.

                  NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

                  WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THIS AGREEMENT TO NEUTRAL ARBITRATION.

         CONSENT TO NEUTRAL ARBITRATION BY:
______________ (SELLER): __________________(BUYER).

         17. Notices. All notices required or permitted to be given pursuant to the terms hereof shall be in writing and either delivered by hand delivery, professional courier service which provides written evidence of delivery or deposited in the United States mail, registered or certified, postage prepaid and addressed as follows:

 To Seller:                   495 Java Drive Associates, L.P.
                              c/o Mozart Development Company
                              1068 East Meadow Circle
                              Palo Alto, California 94303
                              Attn: John Mozart and Steve Dostart
                              Tel. (415) 493-9000
                              FAX  (415) 493-9050

With a copy to:               Ellman, Burke, Hoffman & Johnson
                              One Ecker Building, Suite 200
                              San Francisco, California 94105
                              Attn:  Jeffrey W. Johnson, Esq.
                              Tel. (415) 777-2727
                              FAX (415) 495-7587

To  Buyer:                    Network Appliance Inc.
                              2770 San Tomas Expressway
                              Santa Clara, California 95051
                              Attn:  Chris Carlton
                              Tel. (408) 367-3200
                              FAX  (408) 367-3151

  With a copy to:             Network Appliance Inc.
                              2770 San tomas Expressway
                              Santa Clara, California 95051
                              Attn:  Fran Bellet, Esq.
                              Tel. (408) 367-3200
                              FAX (408) 367-3151

The foregoing addresses may be changed by written notice to the other party as provided herein. Notices shall be deemed delivered and received, in the case of personal delivery or delivery by courier as aforesaid, on the day physically delivered to the indicated addressee, and in the case of delivery by United States mail, three (3) Business Days after deposit in the United States mail as aforesaid.

         18. Exhibits. All exhibits are attached hereto and incorporated herein by this reference.

         19. Authority. Each person executing this Agreement on behalf of a party to this Agreement hereby represents and warrants that he or she has authority to execute this Agreement on behalf of such party.

         20. Headings. Headings at the beginning of any paragraph or Section of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used in the interpretation hereof.

         21. Survival. The representations, warranties and covenants of the parties hereto shall survive the Close of Escrow, or the termination of the Agreement if the Close of Escrow does not occur, subject to the express limitations on survivability contained in this Agreement.

         22. Waiver. No waiver by Buyer or Seller of a breach of any of the terms, covenants, or conditions of this Agreement by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Buyer or Seller hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Buyer or Seller to or of any act by the other party requiring the consent or approval of the first party shall not be deemed to waive or render unnecessary such party's consent or approval to or of any subsequent similar acts by the other party.

                  23. Confidentiality. Buyer and Seller shall both maintain this Agreement in the terms and conditions of confidence except as required by law and except as required in connection with the performance of each of the obligations of Buyer and Seller hereunder. Notwithstanding anything to the contrary herein, the provisions of this Section 23 shall be separate and severable from all of the other provisions of this Agreement. A breach or alleged breach of the provisions of this Section 23 shall not be grounds for termination of this Agreement or otherwise excuse the performance of any other obligations hereunder. The maximum damages recoverable for a breach of the terms of this Section 23 shall be Twenty-Five Thousand Dollars ($25,000.00).

         24. Withdrawal from Market. During the period that this Agreement is in effect Seller shall withdraw the Property from the market and shall not except any back-up offers for the sell or lease of all or any portion of the Property.

         25. Severability. If any phrase, clause, sentence, paragraph, section, article, or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law. Buyer and Seller acknowledge and agree that Buyer and Seller have simultaneously executed a Lease and an Option Agreement for the property adjoining the Property at 475 Java Drive ("Separate Transaction"). The parties agree that for all purposes hereunder the Separate Transaction is separate and independent of any and all rights and obligations of the parties hereunder.

         26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signatures below.

BUYER:            Network Appliance, Inc.,
                  a Delaware corporation


                  By: /s/ CHRIS CARLTON
                     ------------------------------

                  Its: Vice President
                      -----------------------------

SELLER:

                  495 Java Drive Associates, L.P.
                  a California Limited Partnership

                  By       M-D Venture, Inc.,
                           a California Corporation,
                           its general partner

                  By: /s/ STEVE DOSTART
                     ------------------------------
                      Steve Dostart, Vice President

                                    EXHIBIT A

                            [Description of Property]

                                   EXHIBIT "A"

                       MAP OF PROJECT (INCLUDING BUILDING)


               [SITE PLAN WITH BUILDING OUTLINED AND CROSSHATCHED]

                                  EXHIBIT "A-1"

                               DESCRIPTION OF LAND


            [PARCEL MAP AND LEGAL DESCRIPTION HERE FROM TITLE REPORT]

                                   EXHIBIT "B"

                         [FORM OF CC&Rs TO BE ATTACHED]

                                   EXHIBIT "C"

                             [INTENTIONALLY DELETED]

                                   WORK LETTER

                  1. Obligations of Seller and Buyer. Seller shall furnish and install the Improvements provided for in Paragraph 2 below at Seller's expense. The quantities, character and manner of installation of all of the foregoing work shall be subject to the limitations imposed by any applicable regulations, laws, ordinances, codes and rules.


                  2. Improvements. Seller shall furnish an industrial shell building which exterior and site shall substantially comply with the, "Base Building Improvement Plans" described on Schedule 1 hereto, excepting that the sitework shall be revised to be in substantial conformance with the site plan defined in Schedule 2 hereto and excepting those items included on the Base Building Improvement Plans for informational purposes only (eg. restroom locations, shaft locations, elevators, extra stairwells, etc.) noted on the plans as N.I.C. and as further specified below

("Improvements"). However, in the event of a conflict between the (a) Base Building Improvement Plans and (b) the items listed in (i) through (viii) below and the Exclusions listed in Paragraph 3, then the latter shall control.

                  (i) floor - hard trowel, smooth concrete, level (at a specification not to exceed a slope of 1/8" in 10 feet) and ready for installation of floor covering (excluding standard floor preparation and waterproofing); underslab waterproofing shall include 2" sand layer over gravel with visqueen vapor barrier ;

                  (ii) ceiling/roof - (a) structural steel members, (b) exposed corrugated metal deck, (c) building sprinkler system to include main floor shut off valves, primary loop;

                  (iii) exterior walls - (a) exposed metal studs and/or aluminum window system members, empty framing cavity, and the backside of exterior sheeting and fireproofed columns (if required by code), (b) completed window assembly with painted metal window frames;

                  (iv) electrical/utilities - small electrical transformer for site lighting, all other utilities (including telephone lines and sanitary sewer) stubbed into shell, and conduit (excluding cabling) installed to the 475 Java Drive property line 495 Java Drive;

                  (v) elevator - two (2) elevator pits;

                  (vi) stairs - one (1) building staircase (minimal level required to obtain shell building permit);

                  (vii) live load - slab and upper floor decks shall be designed to support a live load of eighty (80) pounds per square foot and a partition load of twenty (20) pounds per square foot for a total of one hundred (100) pounds per square foot;

                  (viii) site work - parking, parking lot lighting (in compliance with applicable code requirements) striping, curb cuts, ramps, sidewalks (if required by the City of Sunnyvale), underground storm drains, and main entries to the Building to be in compliance with the applicable ADA requirements;

                  (ix) roof screens - roof screens as noted on the Base Building Improvement Plans.


                  3. Exclusions from Base Building Improvements. Specific exclusions from Improvements include, but are not limited to, (a) sprinklers beyond those required for shell permit, (b) window coverings, (c) fire alarms or security systems, (d) interior walls, (e) HVAC systems, (f) electrical service in the Building, (g) restrooms, (h) elevator, (i) lobby, (j) electrical, telephone, janitorial and similar closets, (k) building cabling, (l) building signage, (m) insulation.

                  4. Seller's Plans. Seller shall provide Buyer with necessary base "design build" drawings, specifications, and CAD diskettes (to the extent available) for the Buildings no later than July 1, 1998 ("Seller's Plans"). Seller's Plans shall be substantially in accordance with the plans described on

Schedule 1 (which have been approved by Buyer), together with and including the specifications described for the Improvements in Paragraph 2 of this Work Letter, but shall specifically exclude any improvements to the interior of the Building, or items noted in Paragraph 3 as specific exclusions from the Improvements. Seller shall have the right to change Seller's Plans after submission to Buyer as needed to satisfy any requirements of the City of Sunnyvale; provided, however, Seller shall provide Buyer prior written notice of any such changes and notice of meetings with the City of Sunnyvale to be attended by Buyer, which Seller shall be entitled to attend. Any additional time required to accommodate Buyer's involvement in such meetings shall constitute a Buyer Delay pursuant to Section 7 below to the extent it actually delays construction.

                  Excepting changes required by the City of Sunnyvale, any changes in Seller's Plans initiated by Seller shall be subject to Buyer's review and approval, which shall not be unreasonably withheld, conditioned or delayed. Buyer must notify Seller in writing of any disapproval with respect to any submitted plans and specification within three (3) business days, unless the revisions include new detailed mechanical, electrical and plumbing drawings or substantial revisions thereto, in which case, Buyer shall have five (5) business days to notify Seller in writing of any disapproval or unless the plans and specifications are the final complete set of plans and specifications which Seller intends to submit to the applicable authorities to obtain its building permit and other applicable governmental licenses, in which case Buyer shall have seven (7) business days to notify Seller in writing of any disapproval. Any written notice containing Buyer's disapproval, shall also include the specific reasons for disapproval. If Buyer fails to notify Seller of any disapproval within the applicable time periods provided above, Buyer shall be deemed to have approved the submitted revised plans and specifications.

                  5. Change Orders. Any changes requested by Buyer that necessitate revisions or changes in Seller's Plans or the design or construction of the Improvements or delay the commencement or completion of Improvements, shall be subject to the prior written approval of

Seller subject to the standard for approval and Purchase Price adjustment provided for in Section 6(c) and 6(d), respectively, in the Purchase Agreement; any such changes approved by Seller shall be a "Change Order" hereunder. Before any such design and/or construction changes are made, Buyer shall pay to Seller the full costs to be incurred by Seller in connection with such Change Order if, and to the extent, the aggregate cost of all Change Orders exceeds $3,000,000. Any such Change Order funded by Seller shall be a basis for adjustment of the Purchase Price pursuant to Section 6(d) of the Agreement to which this Work Letter is attached as an exhibit. Seller and Buyer shall hold weekly construction meetings during the development of the Project and shall cooperate in good faith during the weekly meetings to review and agree upon Change Orders. In those instances in which proposed revisions to Seller's Plans result from a Change Order, Seller shall cause the Seller's contractor, if applicable, to determine the additional cost or savings from such Change Order, and Seller shall promptly so notify Buyer. The additional costs or savings resulting from such Change Orders (and the time impact of said Change Order, if any) shall be supported by detailed trade cost breakdowns prepared by Seller's Contractor. Buyer shall, within five (5) business days after such notification by Seller, inform Seller in writing whether or not Buyer desires to proceed with such Change Order. In the event that Buyer fails to inform Seller within such five
(5) day period that Buyer desires to proceed with such Change Order, Seller shall not make any changes(s) to the Improvements included in such Change Order. If Buyer informs Seller within such five (5) day period that Buyer does wish to proceed with the proposed Change Order, the proposed Change Order shall be incorporated in the Improvements if applicable thereto and Seller's contractor shall proceed with the work covered by the Change Order and Buyer shall be responsible for all costs and expenses incurred in connection therewith as aforesaid. The Seller shall pass through to Buyer the Seller's contractor's percentage mark-up (which shall not be greater than the mark-up charged to Seller) for overhead and profit (which shall include all charges for general conditions) for Change Orders to the Improvements without additional mark-up from Seller. All Change Orders shall be in writing and shall be on such AIA form as required by Seller and/or Seller's contractor. Buyer shall evidence in writing it's approval of such Change Order prior to Seller's approval of same.

                  6. Substantial Completion. For purposes of this Work Letter and the Purchase Agreement, the Improvements shall be deemed "substantially complete" at such time as (i) Seller has completed work in accordance with Seller's Plans and in compliance with all legal requirements applicable to the Improvements at the time the permits where obtained for the construction thereof subject to completion and correction of items on Seller's architect's punch list, and landscaping, (ii) Seller has assured Buyer access to the Building (e.g. all concrete/asphalt paving and hard scape work is complete), and (iii) Seller is diligently prosecuting the completion of landscaping. Upon Buyer's request, if a certificate of shell completion or similar certification is available from the City of Sunnyvale in connection with the Improvements, without incurring any additional cost or causing delays to the Improvements or Buyer Improvements, Seller shall use commercially reasonable efforts to obtain such certification after completion of the Improvements and deliver a copy to Buyer.

                  7. Buyer Delays. If substantial completion of the Improvements is delayed due to any of the following (collectively, "Buyer Delays"), then the delay shall be included in the Milestone Delay Extension and the Purchase Price shall be subject to adjustment pursuant to

Section 6(d) of the Purchase Agreement: (i) Buyer's failure to timely submit any items required by this Work Letter, including, without limitation, the space plan, supporting drawings and specifications and pallet of interior colors and finishes; (b) Buyer's requested changes to the Improvements pursuant to any Change Order(s); or (c) Buyer's failure to comply with Seller's contractor's schedule. No Buyer Delay shall be deemed to have occurred unless and until Seller has given written notice to Buyer specifying the action or inaction which Seller contends constitutes a Buyer Delay. If such action or inaction is not cured within one (1) business day after Buyer's receipt of such notice, then a Buyer Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Buyer received such notice and continuing for the number of days the substantial completion of the Improvements was in fact delayed as a direct result of such action or inaction.

                  8. Seller Delay. The term "Seller Delay" as used in this Lease or this Work Letter shall mean the extent of any delay in the design or construction of the Buyer Improvements which is due to the following: (1) delay in the giving of authorizations or approvals by Seller beyond the time periods provided for herein or in the Lease; (2) delay attributable to the refusal of Seller, its agents or contractors to permit Buyer, its agents or contractors, access to and use of the Building and any Building facilities or services after the Initial Buyer Work Date; (3) delay attributable to Seller giving Buyer incorrect or incomplete Building requirements or Seller Plans, or revisions made to such Seller Plans subsequent to the delivery of such items to Buyer; and (4) failure of Seller to deliver Seller's Plans to Buyer on or before July 1, 1998. No Seller Delay shall be deemed to have occurred unless and until Buyer has given written notice to Seller specifying the action or inaction which Buyer contends constitutes a Seller Delay. If such action or inaction is not cured within one (1) business day after Seller's receipt of such notice, then a Seller Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Seller received such notice and continuing for the number of days the substantial completion of the Buyer Improvements was in fact delayed as a direct result of such action or inaction.

                  9. Force Majeure Events. The term "Force Majeure Events," as used in the Lease or this Work Letter shall mean any delay in the completion of the Improvements which is attributable to any: (1) actual delay or failure to perform by the applicable party attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of employees of either party hereto), civil disturbance, future order claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies, or labor through ordinary sources by reason or regulation or order of any governmental or regulatory body; (2) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, rain, severe weather, explosion, or any other similar industry-wide or area-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives. Except as specifically limited in this Work Letter, any prevention, delay or stoppage due to any Force Majeure Event shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppages (except the obligations of either party to pay money, other than rent, pursuant to this Lease). No Force Majeure Event shall be deemed to have occurred unless and until the party claiming such Force Majeure Event has provided written notice to the other party specifying the action or inaction that such notifying party contends constitutes a Force Majeure Event within five
(5) business days of the occurrence of such event.

                  10. Billing. Buyer shall pay to Seller all amounts payable by Buyer within thirty (30) days after billing by Seller. Bills may be rendered during the progress of the work so as to enable Seller to pay its general contractor, architect or engineers without advancing Seller's funds for changes to the Base Building Improvements, though such progress billings shall only be based on the extent to which the work is completed.

                  11. Insurance. During the course of construction, Seller shall require its contractors and architects to obtain and maintain in force Broad Form Comprehensive General Liability insurance (including, without limitation, insurance against completed operations liability for losses occurring within three (3) years after the completion of the Work) with coverage for explosion, collapse, and underground damage, against claims arising out of bodily injury, personal injury, or death and from damage to or destruction of property of others, including, without limitation, loss of use thereof, and including, without limitation, the liability of Seller or the applicable contractor or architect arising out of the activities of all subcontractors, and each of them, with a combined single limit of not less than One Million Dollars ($1,000,000) for any one accident and/or occurrence and/or series of accidents or occurrences arising out of any one event. Such insurance shall include Broad Form Property Damage and Independent Contractors Coverage. Such insurance shall be primary and not subject to any contribution from any insurance carried by Seller.

                  12. Buyer's Improvements. In the event that Buyer wishes to commence constructing additional improvements within the Improvements to be constructed by Seller ("Buyer's Improvements") prior to substantial completion of the Improvements by Seller, the terms and conditions of this paragraph 12 shall apply. Buyer shall use Devcon Construction as its general contractor for the Buyer Improvements or some other contractor with an equivalent reputation and bonding capability reasonably approved by Seller ("Buyer's Contractor"). Buyer shall direct and authorize Buyer's Contractor to keep Seller fully informed of the construction process for the Buyer Improvements and to provide Seller with access to all documentation and other information in Buyer's Contractor's possession or control regarding construction of the Buyer Improvements, provided that Seller shall not be obligated to monitor or inspect construction of the Buyer Improvements or any information in connection therewith.

                  All Buyer Improvements shall be constructed by Buyer's Contractor. Installation of all Buyer Improvements shall be coordinated with Seller's contractor's schedule for the Base Building Improvements, and shall be handled in such a manner as to maintain harmonious labor relations and not interfere with or delay the work of Seller's contractors. In addition, at Seller's request all Buyer Improvements shall be constructed using union labor. All Buyer Improvements furnished and installed by Buyer shall not cause Seller's contractor to be dependent upon Buyer's work in order for Seller's contractor to complete his work. Buyer's contractors, subcontractors and labor shall be subject to approval by Seller which approval shall not be unreasonably withheld or delayed and shall be subject to the reasonable administrative supervision of Buyer's general contractor and reasonable rules of the site. Buyer shall give

Seller full access and entry to the Premises in order to complete the Base Building Improvements. Buyer shall not be charged any fee for Seller's review of the plans, drawings and specifications or any oversight of the construction of the Buyer Improvements.

                  Buyer shall keep the Property free and clear of all lien claims arising in connection with Buyer's Improvements. Any delay experienced by Seller as the result of Buyer's construction of Buyer's Improvements shall constitute a Buyer's Delay (subject to the notice and cure provisions of section 7 above) for the purposes of this work letter. In the event the Purchase Agreement is terminated by Buyer pursuant to the terms and conditions thereof, except due to Seller's intentional breach at the election of Seller, Buyer shall immediately remove any and all of Buyer's Improvements that Seller reasonably determines to be of no value or of negative value in connection with the use of the Property by Seller; provided, however, at any time prior to commencement of construction of Buyer's Improvements, Buyer may submit to Seller its plans and specifications for Buyer's Improvements and request that Seller designate in writing within fifteen (15) days from receipt of such written request, which portion of the proposed Buyer's Improvements meet the foregoing standard requiring removal. Seller shall have no obligation to pay Buyer for any of Buyer's Improvements in the event of termination of the Agreement for any reason whatsoever.

                                 EXHIBIT D-1(A)

                         BASE BUILDING IMPROVEMENT PLANS



                 [Plan index to be attached from submittal set]

                                 EXHIBIT D-1(b)


                                REVISED SITE PLAN



                 [Plan index to be attached from submittal set]

                                   EXHIBIT D-2

                         APPROVED BUYER PLAN GUIDELINES



[To be forthcoming pursuant to the terms outlined below. Typically, the easiest manner to do this is for Buyer to attach a conceptual, softline plan that would be pre-approved]


Seller and Buyer shall endeavor to agree upon parameters concerning the contents of this Exhibit. However, the parties have no obligation to so agree. In the event that Buyer believes that the parties are unable to agree upon such parameters, Buyer shall have the option to terminate the Lease by providing Seller written notice of its election to do so within two (2) weeks of the execution date of the Lease.

                                    EXHIBIT E

ESTOPPEL CERTIFICATE

[Date]

Network Appliance, Inc.
[Address]

Attn: [corporate officer]

         Re: Acknowledgment of Initial Buyer Work Date under the Lease Agreement by and between 495 Java Drive Associates, L.P., and Network Appliance, Inc., dated as of ______________, 1998 (the "Lease")

Dear [name]:

                  This letter will confirm that for all purposes of the Lease, the Initial Buyer Work Date (as defined in Paragraph 3(a) of the Lease) is _______________, 199_.

                  Please acknowledge your acceptance of this letter by signing and returning a copy to the undersigned.

                                   Very truly yours,

                                   495 Java Drive Associates, L.P.,
                                   a California limited partnership

                                   By:  M-D Ventures, Inc.,
                                   a California corporation
                                   Its General Partner


                                   By: ___________________
                                   Its: __________________


Accepted and Agreed:

Network Appliance, Inc.,
a Delaware corporation

By: ___________________________
Its: __________________________

Dated: ________________________

                                   EXHIBIT "F"
                             [INTENTIONALLY DELETED]

                                   EXHIBIT "G"

                             [INTENTIONALLY DELETED]

                                   EXHIBIT "H"

                              ESTOPPEL CERTIFICATE
                              (CONSTRUCTION LENDER)


       [TO FOLLOW FROM LENDER, SUBJECT TO BUYER'S REASONABLE REQUIREMENTS]

                                   EXHIBIT "H"

                       FORM OF BUYER ESTOPPEL CERTIFICATE
                                    (ONGOING)

TO: __________________________ , OR ASSIGNEE ("LENDER"), AND/OR WHOM ELSE IT MAY
CONCERN:

THIS IS TO CERTIFY THAT:

1. The undersigned is the lessee ("Buyer") under that certain lease dated ______________, 19____ , ("Lease"), by and between ___________________
         ________________ as lessor ("Seller") and ____________________________
         as Buyer, covering those certain premises commonly known and designated as __________________ ("Premises").

2. The Lease has not been modified, changed, altered, assigned, supplemented or amended in any respect (except as indicated below; if none, state "none"). The Lease is not in default and is valid and in full force and effect on the date hereof. The Lease is the only Lease or agreement between the Buyer and the Seller affecting or relating to the Premises. The Lease represents the entire agreement between the Seller and the Buyer with respect to the Premises ________________.

3. The Buyer is not entitled to, and has made no agreement(s) with the Seller or its agents or employees concerning free rent, partial rent, rebate of rent payments, credit or offset or deduction in rent, or any other type of rental concession, including, without limitation, lease support payments or lease buy-outs (except as expressly provided in the Lease or as indicated below; if none, state "none").

         _______________________________________________________________.

4. The Buyer has accepted the Premises, and opened for business in the Premises on _____________________, 19__. The Lease term began _____________________, 19__. The termination date of the present term of the Lease, excluding unexercised renewals, is ___________________, 19__.

5. The Buyer has paid rent for the Premises for the period up to and including ______ , 19__ . The fixed minimum rent and any additional rent (including the Buyer's share of tax increases and cost of living increases) payable by the Buyer presently is $__ per month. No such rent has been paid more than one (1) month in advance of its due date, except as indicated below (if none, state "none"). The Buyer's security deposit is

                  $___________________.

6. To the best of Buyer's knowledge (which means the current, actual knowledge of the signatory for Buyer, who is the person responsible at Buyer for applicable matters): (i) no event has occurred and no condition exists which, with the giving notice or the lapse of time or both, will constitute a default under the Lease; and (ii) the Buyer has no existing defenses or offsets against the enforcement of this Lease by the Seller.

7. The Buyer has received or will receive payment or credit for Buyer improvement work in the total amount of $_______________ (or if other than cash, describe below; if none, state "none"). Except as noted below, all conditions under this Lease to be performed by the Seller have been satisfied. ___________________________________.

8. Except as provided in the Lease, the Buyer has no outstanding options or rights of first refusal to purchase the Premises or any part thereof or all or any part of the real property of which the Premises are a part.

9. No actions, whether voluntary or otherwise, are pending against the Buyer or any general partner of the Buyer under the bankruptcy laws of the United States or any state thereof.

10. The Buyer has not sublet the Premises to any sublessee and has not assigned any of its rights under the Lease, except as indicated below (if none, state "none"). No one except the Buyer and its employees occupies the Premises. ________________________________ .

11. The address for notices to be sent to the Buyer is as set forth in the Lease.

12. To the best of Buyer's knowledge, Buyer's and Buyer's sublessee's and assignee's use, maintenance or operation of the Premises complies with, and will at all times comply with, all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (being hereinafter collectively referred to as the Environmental Laws).

13. The Premises have not been used and the Buyer does not plan to use the Premises for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any petroleum product or any toxic or hazardous chemical, material, substance, pollutant or waste except as permitted by the lease.

14. Buyer has not received any notices, written or oral, of violation of any Environmental Law or of any allegation which, if true, would contradict anything contained herein and there are no writs, injunctions, decrees, orders or judgements outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to Buyer's or Buyer's sublessee's or assignee's use, maintenance or operation of the Premises, nor is Buyer aware of a basis for any such proceeding.

15. (INCLUDE THIS PARAGRAPH FOR LOAN TRANSACTIONS.) The Buyer acknowledges that all the interest of the Seller in and to the Lease is being duly assigned to Lender, and that pursuant to the terms thereof, all rent payments under the Lease shall continue to be paid to the Seller in accordance with the terms of the Lease unless and until the Buyer is notified otherwise in writing by Lender or its successors or assigns. Buyer is hereby authorized and directed by Seller to comply with any written direction of Lender concerning payment of Rent and no such compliance will give rise to any default by Buyer under the Lease.

         It is particularly noted that:

                  (a) Under the provisions of this assignment, the Lease cannot be terminated (except as expressly provided in the Lease) or modified in any of its terms, or consent be given to the release of any party having liability thereon, without the prior written consent of Lender or it successors or assigns, and without such consent, no rent may be collected or accepted more than one (1) month in advance.

                  (b) The interest of the Seller in the Lease has been assigned to Lender for the purposes specified in the assignment. Lender, or its successors or assigns, assumes no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof.

                  (c) Any notices sent to Lender or its affiliates should be sent by registered mail and addressed as follows:
                  _____________________________ .

16. Buyer agrees to give any Mortgagee and/or Trust Deed Holders ("Mortgagee"), by registered mail, a copy of any notice of default served upon the Seller, and Lender shall have the cure rights expressly provided in Paragraph 21 of the Lease.

17. This certification is made to induce Lender to make certain fundings, knowing that Lender relies upon the truth of this certification in disbursing said funds.

18. The undersigned is authorized to execute this Buyer Estoppel Certificate on behalf of the Buyer.



DATED THIS                              DAY OF _______, 19_________.



                                        (BUYER)

                                        BY:_________________________

                                             ITS:

                                             DATE:

THE UNDERSIGNED HEREBY CERTIFIES THAT THE CERTIFICATIONS SET FORTH ABOVE ARE TRUE AS OF THE DATE HEREOF.



                                        (OWNER/SELLER)

                                        BY:__________________________

                                             ITS:

                                             DATE:

                                   EXHIBIT "I"

               [PREAPPROVED FORM OF SNDA AGREEMENT TO BE ATTACHED]

                                   EXHIBIT "J"

                              RULES AND REGULATIONS

                  1. Sidewalks, exits, entrances, elevators, escalators and stairways shall not be obstructed by Buyer or used by Buyer for any purpose other than for ingress to and egress from the Premises. Buyer, and Buyer's employees or invitees, shall not go upon the roof of the Building, except as authorized by Seller or pursuant to Paragraph 46 of the Lease.


                  2. All curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any exterior window, door or patio on the Premises, if any, shall be subject to Seller's approval, which shall not be unreasonably withheld.


                  3. If Buyer shall alter any lock or access device or install a new or additional lock or access device, Buyer shall in each case furnish Seller with a key for any such lock to the extent Seller would be entitled to such key under the Lease.


                  4. Upon the termination of the tenancy, Buyer shall deliver to Seller all the keys or access devices for the Building, offices, rooms and toilet rooms which Buyer shall have had made.

                  5. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule by Buyer or Buyer's employees or invitees shall be borne by Buyer.


                  6. Animals or birds shall not be brought or kept in or about the Premises or the Building, other than seeing-eye dogs or other such animals that assist handicapped individuals.


                  7. Buyer shall not install any radio or television antenna, loudspeaker or any other device on the exterior walls or the roof of the Building except as expressly permitted by the Lease.

                  8. Buyer shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved in writing by Seller. The expense of repairing any damage resulting from a violation of this rule by Buyer or Buyer's contractors, employees or invitees or the removal of any floor covering shall be borne by Buyer.

                  9. Buyer shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Buyer may hang pictures on walls in the Premises. Any damage to the walls caused by molley bolts, double sided tape, or like hanging materials, will be repaired by Buyer.


                  10. Buyer shall store all trash and garbage within the interior of the Premises or in the appropriate trash collection areas outside of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the jurisdiction in which the Premises is located, without violation of any law or ordinance governing such disposal.

                  11. Buyer shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency.


                  12. Buyer assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, unless caused by the gross negligence or willful misconduct of Seller, its agents, servants, or employees ("Seller Parties").

                  13. Buyer shall be responsible for the observance of all of the foregoing Rules and Regulations by Buyer's employees, agents, clients, customers, invitees and guests.


                  14. Unless otherwise defined, terms used in these Rules and Regulations shall have the same meaning as in the Lease.

                                    EXHIBIT K

                  REQUIRED CONDITION OF PREMISES UPON SURRENDER


                  Upon termination of the Lease, the Premises shall be returned to Seller with all Building Systems and elevator, fire and gas systems in good working order and maintained with any necessary repairs completed in the reasonable opinion of Seller's subcontractor, and all operating manuals and maintenance records with respect to such systems shall be delivered to Seller. All space in the Premises shall be clean and well-maintained with walls freshly painted as necessary (or touched-up, if acceptable to Seller in its reasonable discretion), and carpet shampooed and presentable for re-leasing. Any damaged or unpresentable carpet shall be replaced. All window coverings shall be cleaned and any damaged coverings repaired or replaced. Any damaged ceiling tiles shall be replaced and all light fixtures shall be fully operational and clean. All doors shall be presentable and damaged doors repaired or replaced. Bathrooms shall be freshly mopped and all tile surfaces cleaned. Any damaged bathroom partitions or fixtures shall be repaired or replaced. The exterior and interior of all windows shall be washed and all interior partition glass shall be cleaned. If Buyer is obligated to remove or restore any Buyer Improvements or Alterations upon termination or expiration of the Lease pursuant to Paragraph 8(d) or (e) of the Lease or Paragraph 6 of the Work Letter, the affected area will be returned to Seller in the form of open office space in the condition described above.

                                   EXHIBIT "L"

                             [INTENTIONALLY DELETED]

                                   EXHIBIT "M"

                            FORM OF LETTER OF CREDIT


     [TO BE PROVIDED BY BUYER FOR REVIEW BY SELLER PRIOR TO LEASE EXECUTION]

                                   EXHIBIT "N"

                    BUYER'S HAZARDOUS SUBSTANCES DISCLOSURES


     [TO BE PROVIDED BY BUYER FOR SELLER'S REVIEW PRIOR TO LEASE EXECUTION]

                   ADDENDUM TO AGREEMENT OF PURCHASE AND SALE


                  Notwithstanding anything to the contrary in the Agreement of Purchase and Sale between Network Appliance, Inc. ("Buyer") and 495 Java Drive Associates, L.P. ("Seller"), (i) Buyer warrants that it has authority to execute, deliver and perform the Agreement of Purchase and Sale and (ii) Seller shall be entitled to terminate the Agreement of Purchase and Sale at any time after July 10, 1998 if, prior to such termination Buyer has failed to deliver to Seller its Board of Directors Resolution certified by the Secretary or Assistant Secretary of Buyer authorizing the transactions contemplated by the Agreement of Purchase and Sale. Upon such termination Seller shall return Buyer's Deposit.

                                     BUYER:

                                     NETWORK APPLIANCE, INC.



                                     By: /s/ CHRIS CARLTON
                                        ---------------------------

                                          Its: Vice President
                                              ---------------------


                                     SELLER:

                                     495 JAVA DRIVE ASSOCIATES, L.P.

                                     By M-D Ventures, Inc.



                                     By: /s/ JEFFREY JOHNSON
                                        ---------------------------

                                          Its: Attorney-in-fact
                                              ---------------------

                            INDEMNIFICATION AGREEMENT


                  This Indemnification Agreement is executed as of June 15, 1998 by and between Network Appliance, Inc., a Delaware Corporation ("Network") and 495 Java Drive Associates, L.P., a California limited partnership ("Java").

                  1.  Recitals.

                      a. Java owns the property located at 495 Java Drive, Sunnyvale, California ("Property").

                      b. Java is in the process of constructing a four story building consisting of approximately One Hundred Twenty-Six Thousand Seven Hundred Sixty (126,760) square feet ("Improvements"). The Improvements are being constructed by Devcon Construction Company ("Devcon").

                      c. Network and Java have executed that certain Agreement Of Purchase And Sale dated as of June 11, 1998 for the purchase by Network of the Property ("Purchase Agreement").

                      d. The capitalized terms not otherwise defined herein shall have the meanings given in the Purchase Agreement.

                      e. Network wishes to review the plans and specifications for the Improvements to consider changes therein. Under the terms and conditions of the Purchase Agreement the additional costs of changes are to be borne by Network. In order to minimize the additional costs associated with such changes Network has determined that it would be to its advantage to cause Devcon to stop construction as of the date hereof and to do only such construction as Network shall authorize.

                      f. Java is willing to allow Network to stop the Devcon construction and limit its construction to only those portions of the work authorized by Network in accordance herewith if, and only if, Network indemnifies Java on the terms and conditions of this Indemnity Agreement for the costs associated therewith.

                  2. Devcon Construction. Java shall instruct Devcon to stop construction as of June 16, 1998 and to limit its construction to only the portions of work authorized by Network (collectively "Stop Work Notice") until the earlier of (i) written notice delivered by Network to Java notifying Java that it wishes to withdraw the Stop Work Notice or (ii) written notice by Java delivered to Network that it has withdrawn the Stop Work Notice following termination of the Purchase Agreement or after September 14, 1998.

                  3. Indemnification. Network shall be obligated to pay Java the following costs and expenses associated with the Stop Work Notice:

                  (a) All increased costs of construction of the Improvements charged by Devcon in connection with the Stop Work Notice as evidenced by appropriate invoices and supporting information supplied by Devcon. Java agrees to cooperate with Network in reviewing and approving such charges.

                  (b) The sum of $2,323 per day for the period that substantial completion of the Improvements is delayed by the effect of the Stop Work Notice as determined by Devcon and reasonably approved by Java. Unless and until substantial completion of the Improvements occurs it shall be presumed that the number of days of delay caused by the Stop Work Notice shall be the number of days from June 16, 1998 until the day proceeding the date Devcon commences pouring foundations (ie the same stage of construction that existed on June 16, 1998) ("Presumed Delay Period"). If the purchase and sale contemplated by the Purchase Agreement fails to occur for any reason whatsoever, the number of days of delay shall be the Presumed Delay Period. If the purchase and sale contemplated by the Purchase Agreement is completed the number of days of delay for the computation required by this sub-paragraph (b) shall be the lesser of (i) the Presumed Delay Period or (ii) the number of days beyond March 17, 1999 that substantial completion of the Improvements (as defined in the Purchase Agreement) occurs.

                  4. Payment. Unless and until the Purchase Agreement is terminated or the Closing Date arrives and Close of Escrow is not completed on the Closing Date the amounts that Network is obligated to pay pursuant to this Indemnification Agreement shall be treated as a Change Order under the Purchase Agreement and credited to the first $3,000,000 of Change Orders to be financed by Java and which are to result in an adjustment to the Purchase Price at Close of Escrow. In the event the Purchase Agreement is terminated for any reason whatsoever and/or the Closing Date arrives and Network fails to purchase the Property for any reason whatsoever, the amounts payable by Network to Java hereunder shall be due and payable within ten (10) days written notice given pursuant to the notice procedure set forth in the Purchase Agreement.

                  5. Attorneys fees; Arbitration. In the event of any litigation or arbitration regarding the rights and obligations under this Agreement the prevailing party shall be entitled to recover, in addition to damages, reasonably attorney's fees, expert witness fees and court costs. Any controversy or claim arising out of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association for the arbitration of commercial disputes, and judgement on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction. the prevailing party in such arbitration shall be entitled to attorney's fees and costs.

                  6. Separate and Independent Obligations. The obligations of Network are entirely separate and independent of any and all of the rights and obligations of the parties under the Purchase Agreement or any other agreement between the parties hereto.

                  IN WITNESS WHEREOF the parties hereto have executed this Indemnity Agreement as of the date and year set forth above.



                                        Network Appliance, Inc.,
                                        a Delaware Corporation


                                        /s/ CHRIS CARLTON
                                        -----------------------------

                                        by: Chris Carlton
                                           --------------------------

                                        its: Vice President
                                            -------------------------


                                        495 Java Drive Associates, L.P.,

                                        M-D Venture, Inc., a California
                                        Corporation, its General Partner


                                        /s/ JEFFREY JOHNSON
                                        -----------------------------

                                        by: Jeffrey Johnson
                                           -------------------------

                                        its: Attorney-in-fact
                                            -------------------------